Exhibit 10.20

EXECUTION VERSION

GUARANTY

by

FORESIGHT ENERGY LLC,

as Guarantor,

in favor of

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

as Administrative Agent,

and

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK DEUTSCHLAND,

NIEDERLASSUNG EINER FRANZÖSISCHEN SOCIÉTÉ ANONYME,

as Hermes Agent

Dated as of May 27, 2011

i

SECTION 5. MISCELLANEOUS

5.1	Notices	19
5.2	Termination or Release	20
5.3	Successors and Assigns	20
5.4	Waivers; Amendment	20
5.5	Entire Agreement	20
5.6	GOVERNING LAW	20
5.7	Submission To Jurisdiction; Waivers	20
5.8	WAIVERS OF JURY TRIAL	21
5.9	Limitation of Liability	21
5.10	Third Party Beneficiaries	21
5.11	Rights of Administrative Agent and Hermes Agent	21
5.12	Rights of Hermes	21
5.13	Consent and Acknowledgement	21
5.14	Headings	21
5.15	Severability	22
5.16	Counterparts	22

ii

This GUARANTY, dated as of May 27, 2011 (this “Guaranty”), is made by FORESIGHT ENERGY LLC, a Delaware limited liability company (“Guarantor”), in favor of CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK (formerly known as Calyon New York Branch), not in its individual capacity but solely in its capacity as administrative agent for the Lenders (in such capacity, together with its successors appointed pursuant to the Credit Agreement, “Administrative Agent”) for the benefit of each of the Lenders, and CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK DEUTSCHLAND, NIEDERLASSUNG EINER FRANZÖSISCHEN SOCIÉTÉ ANONYME (formerly known as CALYON Deutschland Niederlassung einer französischen Societé Anonyme), not in its individual capacity but solely in its capacity as Hermes agent (in such capacity, together with its successors appointed pursuant to the Credit Agreement, “Hermes Agent”). Capitalized terms used in this Guaranty have the meanings assigned to them in Section 1.1 below.

RECITALS

WHEREAS, Hillsboro Energy LLC (“Borrower”) (a) is undertaking the development, design, construction and operation of the Deer Run Mine and (b) on March 31, 2010, Borrower and Bucyrus Europe GmbH (“Equipment Supplier”) entered into each of the Longwall Sale and Purchase Agreement (the “Equipment Supply Agreement”) to, together, effect the purchase by Borrower and the sale by Equipment Supplier of one longwall mining unit and related equipment to be used in connection with the construction of the Deer Run Mine;

WHEREAS, Borrower has entered into that certain Credit Agreement, dated as of May 14, 2010 (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), with the lenders from time to time party thereto (collectively, the “Lenders”), Administrative Agent and Hermes Agent, in order to finance its obligations under the Equipment Supply Agreement and other obligations related thereto;

WHEREAS, (a) Borrower is a wholly-owned, direct Subsidiary of Guarantor and (b) Guarantor will derive substantial direct and indirect benefit from the execution and delivery of the Credit Agreement and each other Credit Document and the making of loans and extensions of credit contemplated thereby;

WHEREAS, effective concurrently with the effectiveness of the Fourth Amendment to Credit Agreement (the “Fourth Amendment”) on the date hereof, Guarantor has agreed to guarantee the payment and performance of all Guaranteed Obligations for the benefit of Administrative Agent, for and on behalf of the Lenders, and Hermes Agent; and

WHEREAS, it is a condition precedent to the occurrence of the effectiveness of the Fourth Amendment that Guarantor shall have executed this Guaranty.

NOW, THEREFORE, in consideration of the foregoing premises and the agreements, provisions and covenants herein contained, and to induce the Lenders to enter into the Credit Agreement and to make the Term Loans and extend the credit contemplated thereby, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

SECTION 1. DEFINITIONS; INTERPRETATION

1.1 Defined Terms. Each capitalized term used and not otherwise defined herein (including in the preamble and recitals hereto) shall have the meaning assigned to such term (whether directly or by reference to another agreement or document) in the Credit Agreement. In addition to the terms defined in the Credit Agreement, the following terms used herein (including in the preamble and recitals hereto) shall have the following meanings:

“Attributable Indebtedness” means, on any date, in respect of any Capital Lease Obligations of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP.

“Administrative Agent” is defined in the introductory paragraph of this Guaranty.

“Borrower” is defined in the Recitals.

“Cash Expenditures” means, for any Person for any period, the sum of, without duplication, all expenditures made, directly or indirectly, by such Person or any of its Subsidiaries during such period for equipment, fixed assets, real property or improvements, or for replacements or substitutions therefor or additions thereto in accordance with GAAP, reflected as additions to property, plant or equipment on a balance sheet of such Person; provided that Capital Expenditures for the Guarantor and its Subsidiaries shall not include expenditures on capital items acquired in a transaction where the purchase has acquired all or substantially all of the assets of a seller or a line of business of such person or all of the Capital Stock of a Person. For purposes of this definition, the purchase price of equipment that is purchased substantially concurrently with the trade-in of existing equipment with the proceeds of any non-ordinary course asset sales (provided, that the purchase is made within 180 days after the sale) or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such equipment for the equipment being traded in at such time, the proceeds of such asset sale or the amount of such insurance proceeds, as the case may be.

“Capital Lease Obligations” means of any Person as of the date of determination, the aggregate liability of such Person under Financing Leases reflected on a balance sheet of such Person under GAAP.

“Cash Equivalents” means any of the following types of investments:

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 24 months from the date of acquisition thereof; provided, that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is organized under the laws of the United

States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than twelve months from the date of acquisition thereof;

(c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a), (b), and (f) entered into with any financial institution meeting the qualifications specified in clause (b) above;

(d) commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 270 days from the date of acquisition thereof;

(e) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency selected by Guarantor);

(f) readily marketable direct obligations issued by any state or commonwealth of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from either Moody’s or S&P with maturities of 12 months or less from the date of acquisition;

(g) Investments with average maturities of 12 months or less from the date of acquisition in money market funds rated within the top three categories by S&P or Moody’s; and

(h) shares of investments companies registered under the Investment Company Act of 1940, substantially all of the investments of which are one or more of the types of securities described in clauses (a) through (g) of this definition.

“Consolidated” means, when used to modify a financial term, test, statement or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person or its Subsidiaries.

“Consolidated Cash Interest Charges” means, for any period, for Guarantor and its Subsidiaries on a Consolidated basis, the sum of all interest expense and letter of credit fees and commissions of Guarantor and its Subsidiaries in connection with borrowed money or other extensions of credit, in each case, to the extent treated as interest in accordance with GAAP and payable in cash.

“Consolidated EBITDA” means, for any Person as of the last day of any period, Consolidated Net Income for such period:

(a)	plus, without duplication, the following for such Person and its Subsidiaries for such period to the extent deducted in calculating Consolidated Net Income:

(i)	federal state, local and foreign income tax expense for such period,

(ii)	non-cash compensation expense,

(iii)	losses on discontinued operations,

(iv)	Consolidated Interest Expense,

(v)	depreciation, depletion and amortization of property, plant, equipment and intangibles,

(vi)	debt extinguishment costs and expenses (including any costs or expenses in connection with the refinancing of existing outstanding indebtedness of Guarantor and the Subsidiary Guarantors and the payment of the fees and expenses incurred in connection with any such refinancing),

(vii)	other non-cash charges (including (x) non-cash minority interest expense consisting of income attributable to minority interests of third parties in any non-wholly owned Subsidiary (except to the extent of dividends paid on Capital Stock held by third parties) and (y) FASB ASC 360-10 writedowns, but excluding any non-cash charge which requires an accrual of, or a cash reserve for, anticipated cash charges for any future period),

(viii)	the excess, if any, of reclamation and remediation obligation expenses determined in accordance with GAAP over reclamation and remediation obligations cash payments (it being understood that reclamation and remediation obligation expenses may not be added back under any other clause in this definition),

(ix)	the amount of any unusual or non-recurring restructuring or similar charges (which, for the avoidance of doubt, shall include retention, severance, systems establishment costs or excess pension, other post-employment benefits, black lung settlement, curtailment or other excess charges); provided that any determination of whether a charge is unusual or non-recurring shall be made by a Financial Officer of Guarantor pursuant to such officer’s good faith judgment;

(x)	transaction costs, fees and expenses in connection with any acquisition or issuance of Indebtedness or Capital Stock (whether or not successful) by Guarantor or any of its Subsidiaries; and

(xi)	any net losses of any Subsidiary to the extent such net loss would otherwise be required to be capitalized according to GAAP;

provided, that, with respect to any Subsidiary of such Person, the foregoing such items will be added only to the extent and in the same proportion that such Subsidiary’s net income was included in calculating Consolidated Net Income.

(b)	minus, without duplication, the following for such Person and its Subsidiaries for such period to the extent added in calculating Consolidated Net Income:

(i)	federal state, local and foreign income tax benefit for such period,

(ii)	gains on discontinued operations,

(iii)	all non-cash items increasing Consolidated Net Income for such Person for such period (including the accretion of sales or purchase contracts),

(iv)	the excess, if any, of asset retirement obligations cash payments over asset retirement obligations expenses determined in accordance with GAAP (it being understood that asset retirement cash payments need not be added back under any other clause in this definition),

(v)	all cash payments actually made by such Person and its Subsidiaries during such period relating to non-cash charges that were added back in determining Consolidated EBITDA in any prior period, and

(vi)	all unusual or non-recurring gains.

“Consolidated Funded Indebtedness” means, as of any date of determination, for Guarantor and its Subsidiaries on a Consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including obligations under the Revolving Facility, the Credit Agreement and the Sugar Camp Credit Agreement) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments and obligations in respect of Disqualified Equity Interests, (b) all direct obligations arising under standby letters of credit (other than with respect to Designated Letters of Credit) and similar instruments, (c) all obligations in respect of the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and not overdue for more than 90 days, and (ii) obligations under coal leases which may be terminated at the discretion of the lessee), (d) Attributable Indebtedness in respect of Capital Lease Obligations other than Excluded Sale-Leaseback Obligations, (e) without duplication, all guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (d) above of Persons other than Guarantor or any Subsidiary, (f) amounts due under Permitted Securitization Programs (whether or not on the balance sheet of Guarantor or its Subsidiaries) and (g) the Swap Termination Value that (i) with respect to clause (a) of that definition, is due and payable by the Guarantor and its Subsidiaries under any Hedging Agreement that has been closed out and (ii) with respect to clause (b) of that definition would be payable by the Guarantor and its Subsidiaries with respect to any early termination of any outstanding Hedging Agreement that is secured by any property of the Guarantor or any of its Subsidiaries, provided, however, that, for the purpose of calculating the Swap Termination Value for this clause (ii) the Swap Termination Value shall only take into account the effect of any valid netting agreement relating to Hedging Agreements that are secured by any property of the Guarantor or any of its Subsidiaries.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior consecutive fiscal quarters ending as of the date of the financial statements most recently delivered by Guarantor pursuant to Section 6.01(a) or (b), as applicable, to (b) Consolidated Cash Interest Charges for such period.

“Consolidated Interest Expense” means, for Guarantor and its Subsidiaries on a Consolidated basis, Consolidated Cash Interest Charges plus, to the extent incurred, accrued or payable by Guarantor or any of its Subsidiaries, without duplication: (a) interest expense attributable to Financing Leases, (b) imputed interest with respect to Attributable Indebtedness, (c) amortization of debt discount and debt issuance costs, (d) capitalized interest, (e) non-cash interest expense, (f) any of the above expenses with respect to Indebtedness of another Person guaranteed by Guarantor and its Subsidiaries or secured by a Lien on the assets of Guarantor and its Subsidiaries and (g) any interest, premiums, fees, discounts, expenses and losses on the sale of accounts receivable (and any amortization thereof) payable by Guarantor and of its Subsidiaries in connection with any Permitted Securitization Program, and any yields or other charges or other amounts comparable to, or in the nature of, interest payable by Guarantor or any of its Subsidiaries under any Permitted Securitization Program. Consolidated Interest Expense shall be determined for any period after giving effect to any net payments made or received and costs incurred by Guarantor or any of its Subsidiaries with respect to any related interest rate Hedging Agreements. For the avoidance of doubt, for purposes of this definition, any non-cash interest attributable to any Excluded Sale-Leaseback Obligations shall be excluded.

“Consolidated Net Income” means, for any period, for Guarantor and its Subsidiaries on a Consolidated basis, the net income (or net loss) of Guarantor and its Subsidiaries for that period, determined in accordance with GAAP” (after reduction for minority interests in Subsidiaries); provided, that the following (without duplication) will be excluded in computing Consolidated Net Income:

(a) the net income (or loss) of Guarantor and its Subsidiaries, except to the extent of dividends or other distributions actually paid in cash to Guarantor and its Subsidiaries during such period;

(b) the net income (or loss) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its net income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived;

(c) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to asset sales, other dispositions or the extinguishment of debt, in each case other than in the ordinary course of business;

(d) any net after-tax extraordinary gains or losses; and

(e) the cumulative effect of a change in accounting principles.

“Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness minus the sum of all Unrestricted Cash, Cash Equivalents and short term marketable debt securities of Guarantor or any Subsidiary Guarantor that in the aggregate exceed $20,000,000 as of the date of the financial statements most recently delivered by Guarantor pursuant to Section 4.1(i) or (ii), as applicable, to (b) Consolidated EBITDA for the period of the four consecutive fiscal quarters ending as of the date of such financial statements.

“Credit Agreement” is defined in the Recitals.

“Designated Letters of Credit” means letters of credit issued in the ordinary course of business with respect to mine reclamation, workers’ compensation and other employee benefit liabilities.

“Disqualified Equity Interests” means any Capital Stock which, by its terms (or by the terms of any security or other Capital Stock into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof, in whole or in part, (c) provides for the scheduled payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Capital Stock that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date; provided, that, if such Capital Stock is issued pursuant to a plan for the benefit of employees of Guarantor or any of its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Equity Interests solely because it may be required to be repurchased by Guarantor or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

“Equipment Supplier” is defined in the Recitals.

“Equipment Supply Agreement” is defined in the Recitals.

“Excluded Sale-Leaseback Obligations” means obligations in respect of sale leaseback transactions between any of Guarantor or its Subsidiaries and certain Affiliates of Guarantor outstanding on the date hereof, as set forth on Schedule 1.01, that would be characterized as sale leaseback transactions solely because of the continuing involvement of such Affiliate in mining related to such leases.

“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with GAAP to be capitalized on a balance sheet of the lessee.

“Fourth Amendment” is defined in the Recitals.

“Guaranteed Obligations” is defined in Section 2.1(a).

“Guarantor” is defined in the introductory paragraph of this Guaranty.

“Guaranty” is defined in the introductory paragraph of this Guaranty.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all Obligations of such Person for borrowed money and all Obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) all Obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments issued for the account of such Person;

(c) net Obligations of such Person under any Hedging Agreement;

(d) all Obligations of such Person to pay the deferred purchase price of property or services (other than trade liabilities not overdue for more than 90 days incurred in the ordinary course of business and payable in accordance with customary practices);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) Capital Lease Obligations;

(g) Disqualified Equity Interests of such Person;

(h) without duplication, all guarantees of any of the items listed in (a) through (g) and item (i) in this definition; and

(i) all indebtedness and other payment Obligations referred to in clauses (a) through (h) above of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to beg secured by) any Lien on property (including, without limitation, accounts and contract rights) owed by such Person even though such Person has not assumed or become liable for the payment of such indebtedness.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, to the extent such person is liable therefor as a result of such Person’s ownership interest in such entity or otherwise, except (other than in the case of general partner liability) to the extent that the terms of such Indebtedness expressly provide that such person is not liable therefor. The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capital Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or equivalent) by Moody’s and BBB- (or equivalent) by S&P, or an equivalent rating by any other nationally recognized statistical rating agency selected by Guarantor and reasonably acceptable to Administrative Agent.

“Lenders” is defined in the Recitals.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Permitted Capital Expenditures” means Capital Expenditures in respect of the construction and development of the Sugar Camp II Mining Complex in an aggregate total amount not to exceed $200,000,000; provided, that, at the time of incurrence of any such Capital Expenditure, (i) the Consolidated Net Leverage Ratio shall be less than 2.0:1.0 and (ii) there shall be not less than $100,000,000 in the aggregate of availability under the Revolving Facility, together with any unrestricted cash and Cash Equivalents on the books of Guarantor, after giving effect to such Capital Expenditures.

“Permitted Securitization Program” means any receivables securitization program pursuant to which Guarantor or any of its Subsidiaries sells accounts receivable and related receivables; provided that the aggregate principle amount of all asset-backed securities issued pursuant to such receivables securitization programs shall not exceed $25,000,000 at any time outstanding; provided further, that with respect to any Permitted Securitization Program (a) such Permitted Securitization Program must qualify as a “Securitization” hereunder, (b) the Investment made by Guarantor or any Subsidiary in any newly formed Subsidiary to effectuate such Permitted Securitization Program must be no greater than is customary for transactions of this type of similar sizes.

“Post-Petition Interest” is defined in Section 2.5.2.

“Revolving Facility” means that certain Credit Agreement dated as of August 12, 2010 by and among Guarantor, the lenders party thereto from time to time, Citibank, N.A., as administrative agent, collateral agent and swing line lender, and the other agents and arrangers party thereto from time to time, as the same may be amended, restated, amended and restated, modified, supplemented or replaced by a reasonable equivalent thereof from time to time.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Securitization” means any transaction or series of transactions entered into by the Guarantor or any of its Subsidiaries pursuant to which the Guarantor or such Subsidiary, as the case may be, sells, conveys, assigns, grants an interest in or otherwise transfers to a Subsidiary, any assets (and/or grants a security interest in such assets transferred or purported to be transferred to such Subsidiary) without recourse other than those that are standard in such a transaction, and in which the Subsidiary obtaining the assets finances the acquisition of such assets with (a) cash, (b) the issuance to the Guarantor of the debt or equity interests issued by the Subsidiary obtaining the assets, or (c) proceeds from the sale or collection of Securitization Assets.

“Securitization Assets” means any accounts receivable owed to the Guarantor or any Subsidiary (whether now existing or arising or acquired in the future) arising in the ordinary course of business from the sale of goods or services, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable or other receivables, all proceeds of such accounts receivable and other assets (including contract rights) which are of the type customarily transferred or in respect of which security interests are customarily granted in connection with securitizations of accounts receivable and which are sold, transferred or otherwise conveyed by the Guarantor or a Subsidiary to another Subsidiary receiving such accounts receivable.

“Subordinated Obligations” is defined in Section 2.5.1.

“Subsidiary Guarantors” means all of Guarantor’s wholly owned subsidiaries.

“Sugar Camp Credit Agreement” means that certain Credit Agreement dated as of January 5, 2010 by and among Sugar Camp Energy, LLC, the lenders from time to time party thereto, Crédit Agricole Corporate and Investment Bank, as administrative agent and Crédit Agricole Corporate and Investment Bank Deutschland, Niederlassung Einer Französischen Société Anonyme, as Hermes agent, as amended by the First Amendment, dated as of February 5, 2010, the Second Amendment, dated as of August 4, 2010, the Third Amendment, dated as of September 24, 2010, and the Fourth Amendment dated as of the date hereof and as further amended, restated, amended and restated, modified, supplemented or replaced by a reasonable equivalent thereof from time to time.

“Swap Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any valid netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements.

“Unrestricted Cash” means cash or Cash Equivalents of Guarantor or any of its Subsidiaries that would not appear as “restricted” on a Consolidated balance sheet of the Guarantor and its Subsidiaries.

1.2 Rules of Interpretation

1.2.1 . For all purposes of this Guaranty, except as otherwise expressly provided, the rules of interpretation set forth in Section 1.2 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis, as if fully set forth herein.

SECTION 2. GUARANTY

2.1 Guaranty; Limitation of Liability.

2.1.1 Guaranty. Guarantor hereby absolutely, unconditionally and irrevocably guarantees (subject to Section 2.1.2) the full and punctual payment when due (whether at scheduled maturity or on any date of a required prepayment or by acceleration, demand or otherwise, and at all times thereafter) and performance of all Obligations of Borrower now or hereafter existing under or in respect of the Credit Documents (including any extensions, modifications, substitutions, amendments or renewals of any or all of the foregoing Obligations, whether direct or indirect, absolute or contingent, and whether for principal, interest, premiums, fees, indemnities, contract causes of action, costs, expenses or otherwise (such Obligations, the “Guaranteed Obligations”), and agrees to pay any and all expenses (including reasonable fees and expenses of counsel) incurred by Administrative Agent, Hermes Agent or any other Lender Party in enforcing any rights under this Guaranty or any other Credit Document. Without limiting the generality of the foregoing (and subject to the provisos to the immediately preceding sentence), Guarantor’s liability shall extend to all amounts that constitute part of the Guaranteed Obligations and would be owed by Borrower to any Lender Party under or in respect of the Credit Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Borrower.

2.1.2 No Fraudulent Transfer. Guarantor, and by its acceptance of this Guaranty, Administrative Agent and Hermes Agent hereby confirm that it is the intention of all such Persons that this Guaranty and the obligations of Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the obligations of Guarantor hereunder. To effectuate the foregoing intention, Administrative Agent, on behalf of each of the Lender Parties, Hermes Agent and Guarantor hereby irrevocably agree that the obligations of Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the obligations of Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

2.1.3 Guaranty of Payment not of Collection. Guarantor hereby unconditionally and irrevocably agrees that this Guaranty constitutes a guaranty of payment when due and not of collection, and waives any right to require that Administrative Agent, Hermes Agent or any other Lender Party sue Borrower or any other Person obligated for all or any part of the Guaranteed Obligations or otherwise to enforce its payment against any collateral securing all or any part of the Guaranteed Obligations.

2.2 Guaranty Absolute. Guarantor guarantees, to the extent permitted by Applicable Law, that the Guaranteed Obligations will be paid strictly in accordance with the terms of the Credit Documents, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of any Lender Party with respect thereto. The obligations of Guarantor under or in respect of this Guaranty are independent of the Guaranteed Obligations or any other obligations of Borrower under or in respect of the Credit Documents, and a separate action or actions may be brought and prosecuted against Guarantor to enforce this Guaranty, irrespective of whether any action is brought against Borrower or whether Borrower is joined in any such action or actions. The liability of Guarantor under this Guaranty shall be irrevocable, absolute and unconditional irrespective of, and Guarantor hereby irrevocably waives any defenses it may now have or hereafter acquire in any way relating to, any or all of the following:

(i) any lack of validity or enforceability of any Credit Document or any agreement or instrument relating thereto;

(ii) any change in the time, manner or place of payment of, or in any other term of, all or any of the Guaranteed Obligations or any other obligations of Borrower under or in respect of the Credit Documents, or any other amendment or waiver of or any consent to departure from any Credit Document, including any increase in the Guaranteed Obligations resulting from the extension of additional credit to Borrower or otherwise;

(iii) any taking, exchange, release or non-perfection of any collateral, or any taking, release or amendment or waiver of, or consent to departure from, any other guaranty, for all or any of the Guaranteed Obligations;

(iv) any manner of application of any collateral, or proceeds thereof, to all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral for all or any of the Guaranteed Obligations or any other obligations of any Credit Party under the Credit Documents or any other Property of any Credit Party;

(v) any change, restructuring or termination of the corporate structure or existence of any Credit Party;

(vi) any failure of any Lender Party to disclose to any Credit Party any information relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of Borrower now or hereafter known to such Lender Party;

(vii) the failure of any other Person to execute or deliver this Guaranty or any other guaranty or agreement or the release or reduction of liability of Guarantor or any other guarantor or surety with respect to the Guaranteed Obligations; or

(viii) any other circumstance (including any statute of limitations) or any existence of or reliance on any representation by any Lender Party that might otherwise constitute a defense available to, or a discharge of, any Credit Party or any other guarantor or surety.

This Guaranty shall continue to be effective or shall be automatically reinstated, as the case may be, if at any time any payment of any of the Guaranteed Obligations is rescinded or must otherwise be returned by any Lender Party or any other Person upon the insolvency, bankruptcy, reorganization or liquidation of Borrower or otherwise, or upon the dissolution of, or appointment of any intervenor or conservator of, or trustee or similar official for, Guarantor or Borrower or any substantial part of Guarantor’s or any other Credit Party’s assets, or as a result of any settlement or compromise with any Person (including Guarantor) in respect of such payment, or otherwise, all as though such payments had not been made, and Guarantor shall pay Administrative Agent and Hermes Agent on demand all reasonable costs and expenses for which an invoice has been provided (including reasonable fees of counsel) incurred by Administrative Agent or Hermes Agent, respectively, in connection with such rescission or restoration.

2.3 Waivers and Acknowledgments. Guarantor hereby:

(i) to the extent permitted by Applicable Law, unconditionally and irrevocably waives promptness, diligence, notice of acceptance, presentment, demand for performance, notice of nonperformance, default, acceleration, protest or dishonor and any other notice with respect to any of the Guaranteed Obligations and this Guaranty and any requirement that any Lender Party protect, secure, perfect or insure any Lien or any Property subject thereto or exhaust any right or take any action against any Credit Party or any other Person or any collateral;

(ii) unconditionally and irrevocably waives any right to revoke this Guaranty and acknowledges that this Guaranty is continuing in nature and applies to all Guaranteed Obligations, whether existing now or in the future;

(iii) unconditionally and irrevocably waives (A) any defense arising by reason of any claim or defense based upon an election of remedies by any Lender Party that in any manner impairs, reduces, releases or otherwise adversely affects the subrogation, reimbursement, exoneration, contribution or indemnification rights of Guarantor or other rights of Guarantor to proceed against any of the other Credit Party, any other guarantor or any other Person or any collateral and (B) any defense based on any right of set-off or counterclaim against or in respect of the obligations of Guarantor hereunder;

(iv) unconditionally and irrevocably waives any duty on the part of any Lender Party to disclose to Guarantor any matter, fact or thing relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any other Credit Party now or hereafter known by such Lender Party; and

(v) acknowledges that it will receive substantial direct and indirect benefits from the financing arrangements contemplated by the Credit Documents and that the waivers set forth in Section 2.2 and this Section 2.3 are knowingly made in contemplation of such benefits.

2.4 Subrogation. Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Borrower, any other Credit Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of Guarantor’s obligations under or in respect of this Guaranty or any other Credit Document, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Lender Party against Borrower or any other insider guarantor or any collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from Borrower or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, until the Discharge Date in accordance with the Credit Agreement. If (i) Guarantor shall make a payment to any Lender Party of all or any part of the Guaranteed Obligations, and (ii) the Discharge Date shall have occurred in accordance with the Credit Agreement, the Lender Parties will, at Guarantor’s request and expense, execute and deliver to Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to Guarantor of an interest in the Guaranteed Obligations resulting from such payment made by Guarantor pursuant to this Guaranty.

2.5 Subordination.

2.5.1 Subordination. Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to Guarantor by each other Credit Party (the “Subordinated Obligations”) to the Guaranteed Obligations to the extent and in the manner hereinafter set forth in this Section 2.5. Except during the continuance of any Event of Default, Guarantor may receive regularly scheduled payments from any other Credit Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default, Guarantor shall not demand, accept or take any action to collect any payment on account of the Subordinated Obligations until after the Discharge Date.

2.5.2 Post-Petition Interest. In any proceeding under any Bankruptcy Law relating to any other Credit Party, Guarantor agrees that the Lender Parties shall be entitled to receive payment in full in cash of all Guaranteed Obligations (including all interest and expenses accruing after the commencement of a proceeding under any Bankruptcy Law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before Guarantor receives payment of any Subordinated Obligations.

2.5.3 Default; Event of Default. After the occurrence and during the continuance of any default under a Credit Document, Guarantor shall, if Administrative Agent or Hermes Agent so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Lender Parties and deliver such payments to Administrative Agent on account of the Guaranteed Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty. After the occurrence and during the continuance of an Event of Default, Administrative Agent is authorized and empowered (but without any obligation to so do), in its discretion, to require Guarantor (a) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations, and (b) to pay any amounts received on such obligations to Administrative Agent for application to the Guaranteed Obligations (including any and all Post-Petition Interest).

2.6 Continuing Guaranty; Assignments. This Guaranty is a continuing guaranty and shall (a) remain in full force and effect until the occurrence of the Discharge Date in accordance with the Credit Agreement, (b) be binding upon Guarantor, its successors and assigns and (c) inure to the benefit of and be enforceable by the Lender Parties and their successors, transferees and assigns.

SECTION 3. REPRESENTATIONS AND WARRANTIES

Guarantor hereby represents and warrants to Administrative Agent, for the benefit of the Lender Parties, and Hermes Agent as set forth below:

3.1 Existence; Compliance with Law. Guarantor (a) is duly formed, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign limited liability company and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification and (d) is in compliance with all Applicable Laws except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.2 Power; Authorization; Enforceability. Guarantor has the power and authority, and the legal right, to make, deliver and perform this Guaranty. Guarantor has taken all necessary limited liability company action to authorize the execution, delivery and performance of this Guaranty. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the transactions contemplated herein or the execution, delivery, performance, validity or enforceability of this Guaranty. This Guaranty has been duly executed and delivered on behalf of Guarantor. This Guaranty constitutes a legal, valid and binding obligation of Guarantor, enforceable against Guarantor in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

3.3 No Conflict. The execution, delivery and performance of this Guaranty by Guarantor will not violate any Applicable Law or any Contractual Obligation or Organizational Document of Guarantor and will not result in, or require, the creation or imposition of any Lien on any of its respective Properties or revenues pursuant to any Applicable Law or any such Contractual Obligation.

3.4 Ownership. As of the date hereof, Guarantor is the direct owner of 100% of the Capital Stock of Borrower.

3.5 Financial Information.

3.5.1 Financial Statements. The audited balance sheet and the related statements of income, stockholder’s equity and cash flow of Guarantor as of and for the fiscal year ended December 31, 2010, copies of which have heretofore been furnished to each Lender, present fairly the financial condition and results of operation and cash flows of Guarantor as of such date and for such period. The unaudited balance sheet and the related statements of income, stockholder’s equity and cash flow of Guarantor as of and for the fiscal quarter ended March 31, 2011, copies of which have heretofore been furnished to each Lender, present fairly the financial condition and results of operations and cash flows of Guarantor as of such date and for such periods.

3.5.2 No Contingent Liabilities. Guarantor does not have any material contingent liability, liability for Taxes or any long-term leases or unusual forward or long-term commitments, including interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, in each case, that was outstanding or otherwise in existence during any of the periods described in Section 3.5.1 that are not reflected in the financial statements described in Section 3.5.1.

3.6 No Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority (including under any Environmental Law or Mining Law) is pending or, to the knowledge of Guarantor, threatened by or against Guarantor or any of its Properties or revenues (a) with respect to this Guaranty or any of the transactions contemplated thereby or (b) that could reasonably be expected to have a Material Adverse Effect.

3.7 No Default. Guarantor is not in default under or with respect to any of its material Contractual Obligations.

3.8 Accuracy of Information, etc. No statement or information contained in this Guaranty or any other document, certificate or statement furnished to any Lender Party by or on behalf of Guarantor for use in connection with the transactions contemplated by the Credit Documents, taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. As of the date hereof, there is no fact known to Guarantor that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed in the Credit Documents.

3.9 Taxes. Guarantor (a) has timely filed or caused to be timely filed all federal and material other Tax returns required to have been filed by or with respect to it, and each such Tax return is complete and accurate in all material respects and (b) has timely paid or caused to be timely paid all material Taxes shown thereon to be due and payable by it and all other material Taxes or assessments (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of Guarantor).

3.10 Investment Company Act. Guarantor is not an “investment company” within the meaning of or otherwise subject to regulation under, the Investment Company Act of 1940, as amended.

3.11 Solvency. Guarantor is, after giving effect to the obligations contemplated under this Guaranty, Solvent.

3.12 Foreign Assets Control Regulations. Guarantor (a) is not and will not become a Person or entity described by section 1 of Executive Order 13224 of September 24, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (12 C.F.R. 595), and no Credit Party engages in dealings or transactions with any such Persons or entities, and (b) is not in violation of the USA PATRIOT Act.

3.13 Knowledge of Borrower. Guarantor has knowledge of Borrower’s financial condition and affairs and has adequate means to obtain from Borrower, on an ongoing basis, information relating thereto and to Borrower’s ability to pay and perform the Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Guaranty is in effect. Guarantor acknowledges and agrees that the Lender Parties shall have no obligation to investigate the financial condition or affairs of Guarantor nor to advise Guarantor of any fact respecting, or any change in, the financial condition or affairs of Borrower that might become known to any Lender Party at any time, whether or not such Lender Party knows or believes, or has reasons to know or believe, that such fact or change is unknown to Guarantor, or might, or does, materially increase the risk of Guarantor as guarantor, or might, or would, affect the willingness of Guarantor to continue as a guarantor of the Obligations.

3.14 Substantial Benefit. It is in the best interest of Guarantor to execute this Guaranty inasmuch as Guarantor will derive substantial direct and indirect benefit from the Term Loans and Guarantor agrees that the Lender Parties are relying on this representation in agreeing to enter into the Credit Documents with the Credit Parties.

SECTION 4. COVENANTS

Guarantor covenants and agrees that until the Discharge Date, Guarantor shall:

4.1 Financial Statements. Furnish (or cause to be furnished) to Administrative Agent (for distribution to each Lender):

(i) as soon as available, but in any event within 90 days after the end of each fiscal year of Guarantor commencing with the fiscal year ending December 31, 2011, a copy of each of the consolidating (if requested) and Consolidated audited balance sheets of Guarantor and its Subsidiaries as at the end of such year and the related consolidating (if applicable) and Consolidated audited statements of income and of cash flows for such year, setting forth in each case in comparative form the figures as of the end of and for the previous year, in each case under this paragraph (i), reported on without a “going concern” or any successor qualification or exception thereto, or any material qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing; and

(ii) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of Guarantor, a copy of each of the consolidating (if requested) and Consolidated unaudited balance sheets of Guarantor and its Subsidiaries as at the end of such quarter and the related consolidating (if applicable) and Consolidated unaudited statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures as of the end of and for the corresponding period in the previous year, certified by a Responsible Officer of Guarantor as being fairly stated in all material respects (subject to normal year-end audit adjustments).

All financial statements delivered pursuant to paragraph (i) or (ii) above shall be complete and correct in all material respects and to be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

4.2 Compliance with Law. Except as could not reasonably be expected to have a Material Adverse Effect, take all reasonable action to maintain all rights, privileges and Governmental Approvals necessary in the normal conduct of its business and comply with all Applicable Law.

4.3 Fundamental Changes. (a) Not enter into any merger, consolidation or amalgamation (other than any merger that (i) could not reasonably be expected to have a Material Adverse Effect, (ii) would not result in a Change of Control and (iii) would result in Guarantor being the surviving Person), or (b) liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or dispose of all or substantially all of its Property or business.

4.4 Maintenance of Existence. Preserve, renew and keep in full force and effect its existence as a limited liability company and all material rights, privileges and franchises necessary in the normal conduct of its business.

4.5 Consolidated Interest Coverage Ratio. Not permit the Interest Coverage Ratio as at the end of any fiscal quarter of the Borrower to be below the minimum ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Minimum Consolidated Interest Coverage Ratio
June 30, 2011	2.00:1.00
September 30, 2011	2.25:1.00
December 31, 2011 and thereafter	2.50:1.00

4.6 Consolidated Net Leverage Ratio. Not permit the Consolidated Net Leverage Ratio as of the end of any fiscal quarter of the Guarantor to be above the net maximum ratio set forth below opposite such fiscal quarter:

Fiscal Quarter Ending	Maximum Consolidated Net Leverage Ratio
June 30, 2011	5.25:1.00
September 30, 2011	5.00:1.00
December 31, 2011	4.50:1.00
March 31, 2012	4.00:1.00
June 30, 2012	3.50:1.00
September 30, 2012 and thereafter	3.00:1.00

4.7 Capital Expenditures. Not make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding, in addition to any Permitted Capital Expenditures in respect of the Sugar Camp II Mining Complex, in the aggregate for the Borrower and its Subsidiaries during each fiscal year set forth below, the amount set forth opposite such fiscal year below:

Fiscal Year	Year Amount
2011	$225,000,000
2012	$75,000,000
2013	$75,000,000
2014	$65,000,000

; provided, however, that, so long as no Default has occurred and is continuing or would result from such expenditure, any portion of any amount set forth above, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the next following fiscal year; and provided, further, if any such amount is so carried over, it will be deemed used in the applicable subsequent fiscal year before the amount set forth opposite such fiscal year above.

4.8 Certification of Compliance with Financial Covenants. Within 45 days following the last day of each fiscal quarter commencing with the first fiscal quarter end after the date hereof, Guarantor shall deliver a certificate of a Responsible Officer of Guarantor certifying as to Guarantor’s compliance with each financial covenant set forth in Sections 4.5, 4.6 and 4.7 (which certificate shall include reasonably detailed calculations with respect to the determination of the ratios or aggregate amounts, as applicable, set forth in Sections 4.5, 4.6 and 4.7).

SECTION 5. MISCELLANEOUS

5.1 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows or to such other address as such party may hereafter notify to the other parties hereto:

Guarantor:	Foresight Energy LLC
3801 PGA Boulevard, Suite 903
Palm Beach Gardens, FL 33410
Attention: Mr. Donald Holcomb
Facsimile: (561) 626-4938

With a copy to:

Bailey & Glasser LLP
209 Capitol Street
Charleston, WV 25301
Attention: Brian A. Glasser, Esq.
Facsimile: (304) 342-1110

Administrative Agent:	Crédit Agricole Corporate and Investment Bank,
as Administrative Agent
Structured Finance Agency Group
1301 Avenue of the Americas
New York, New York 10019
Attention: Ted Vandermel

Hermes Agent:	Crédit Agricole Corporate and Investment Bank Deutschland, Niederlassung einer französischen Société Anonyme, as Hermes Agent
Export and Trade Finance/Loan Administration
Taunusanlage 14 60325 Frankfurt am Main/Germany
Attention: Jörg Redeker/
Stephan Bachmann
Facsimile: +49 69 74221 201/+49 69 74221 197

5.2 Termination or Release. This Guaranty shall terminate upon the earlier of (a) the occurrence of the Discharge Date in accordance with the Credit Agreement and (b) the execution and delivery to Administrative Agent of an Acceptable Replacement Guaranty.

5.3 Successors and Assigns. All covenants, agreements, representations and warranties in this Guaranty by Guarantor shall bind Guarantor and shall inure to the benefit of and be enforceable by Administrative Agent, Hermes Agent and the other Lender Parties, and their respective successors and permitted assigns, whether so expressed or not. Guarantor is not entitled to assign its obligations hereunder to any other person without the prior written consent of Administrative Agent and Hermes Agent, and any purported assignment in violation of this provision shall be void.

5.4 Waivers; Amendment. This Guaranty may not be amended, waived, supplement or otherwise modified except in accordance with Section 12.4 of the Credit Agreement.

5.5 Entire Agreement. This Guaranty, including any agreement, document or instrument attached hereto or referred to herein, integrates all the terms and conditions mentioned herein or incidental hereto and supersedes all oral negotiations and prior agreements and understandings of the parties hereto in respect to the subject matter hereof.

5.6 GOVERNING LAW. THIS GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

5.7 Submission To Jurisdiction; Waivers. Guarantor hereby irrevocably and unconditionally:

(i) submits for itself and its Property in any legal action or proceeding relating to this Guaranty, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York located in the County of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(ii) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to Guarantor, as the case may be at its address set forth in Section 5.1;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(v) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

5.8 WAIVERS OF JURY TRIAL. GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS GUARANTY AND FOR ANY COUNTERCLAIM THEREIN.

5.9 Limitation of Liability. No claim shall be made by Guarantor against Administrative Agent, Hermes Agent or the other Lender Parties or any of their Affiliates, directors, employees, attorneys or agents for any loss of profits, business or anticipated savings, special or punitive damages or any indirect or consequential loss whatsoever in respect of any breach or wrongful conduct (whether or not the claim therefor is based on contract, tort or duty imposed by law), in connection with, arising out of or in any way related to the transactions contemplated by this Guaranty or any act or omission or event occurring in connection therewith, and Guarantor hereby waives, releases and agrees not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in their favor.

5.10 Third Party Beneficiaries. Nothing in this Guaranty, express or implied, shall be construed to confer upon any Person (other than Guarantor, Administrative Agent, Hermes Agent and the other Lender Parties, and their respective successors and permitted assigns) any legal or equitable right, remedy or claim under or by reason of this Guaranty.

5.11 Rights of Administrative Agent and Hermes Agent. Administrative Agent and Hermes Agent shall be entitled to the rights, protections, immunities, and indemnities set forth in the Credit Agreement as if specifically set forth herein.

5.12 Rights of Hermes. Each of Section 12.3.2 and Section 12.19 of the Credit Agreement is hereby incorporated by reference, mutatis mutandis, as if fully set forth herein, and Guarantor acknowledges the rights of Hermes Agent and Hermes thereunder.

5.13 Consent and Acknowledgement. Guarantor hereby acknowledges receiving copies of each Credit Document and consents to the terms and provisions thereof.

5.14 Headings. Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Guaranty and are not to affect the construction of, or to be taken into consideration in interpreting, this Guaranty.

5.15 Severability. Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.16 Counterparts. This Guaranty may be executed in one or more duplicate counterparts and when signed by all of the parties shall constitute a single binding agreement. Delivery of an executed counterpart to this Guaranty by facsimile transmission or electronic transmission shall be as effective as delivery of a manually signed original.

[SIGNATURE PAGES FOLLOW.]

IN WITNESS WHEREOF, the parties hereto have caused this Guaranty to be duly executed by their respective authorized officers as of the day and year first written above.

FORESIGHT ENERGY LLC,
as Guarantor

By:	/s/ Donald R. Holcomb
Name:	Donald R. Holcomb
Title:	Authorized Person

FORESIGHT GUARANTY

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Administrative Agent

By:	/s/ Thomas W. Boylan
Name:	Thomas W. Boylan
Title:	Director

By:	/s/ Ted Vandermel
Name:	Ted Vandermel
Title:	Director

FORESIGHT GUARANTY

(HILLSBORO ENERGY LLC)

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK DEUTSCHLAND, NIEDERLASSUNG EINER FRANZÖSISCHEN SOCIÉTÉ ANONYME, as Hermes Agent

By:	/s/ Jörg Redeker
Name:	Jörg Redeker
Title:	Director Expert & Trade Finance

By:	/s/ Imad URF
Name:	Imad URF
Title:	Head of Export & Trade Finance

FORESIGHT GUARANTY

(HILLSBORO ENERGY LLC)

SCHEDULE 1.01

EXCLUDED SALE-LEASEBACK OBLIGATIONS

That certain transaction by and between Macoupin Energy, LLC (“Macoupin”) as seller and lessee and WPP LLC and HOD LLC as purchaser and lessor dated January 27, 2009. Pursuant to the documentation of this transaction, Macoupin received a total of $143,700,000 in cash in exchange for selling certain coal reserves, the rail load out and rail loop associated with the Shay Mine. The Coal Mining Lease and Sublease dated January 27, 2009 by and between Macoupin and WPP LLC as part of this transaction covers the reserves at the Shay Mine that Macoupin plans to mine is for a term of 20 years and can be extended for additional five-year terms limited to six such renewals. The lease requires a royalty payment by Macoupin of the greater of (i) the sum of 8% of the gross selling price of the coal plus $.60 per ton or (ii) $5.40 per ton, which is considered the tonnage royalty. Macoupin pays a quarterly minimum deficiency payment of $4 million payable on the 20th of each January, April, July, and October. In addition, Macoupin pays HOD LLC $3.00 per ton of coal transported over the rail load out and rail loop that was acquired by HOD LLC as part of this transaction.